Amendment No. 2 to Distribution Agreement This Amendment No. 2 (this “Amendment”), dated December 9, 2015, to the Distribution Agreement (the “Agreement”), dated January 21, 2014, between the Reality Shares ETF Trust, a Delaware statutory trust (the “Fund”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”). WHEREAS, the Fund and ALPS wish to amend the Agreement in order to reflect the addition of three new Portfolios as follows: Reality Shares DIVCON Leaders Dividend ETF (LEAD) Reality Shares DIVCON Dividend Defender ETF (DFND) Reality Shares DIVCON Dividend Guard ETF (GARD) NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows: Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement. IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written. REALITY SHARES ETF TRUST By: Tom Trivella Treasurer ALPS DISTRIBUTORS, INC. Jeremy O. May President

APPENDIX A LIST OF PORTFOLIOS Effective as of December 9, 2015 Fund Ticker Symbol: Reality Shares DIVS Index ETF DIVS Reality Shares NASDAQ-100 DIVS Index ETF QQDV Reality Shares DIVS ETF DIVY Reality Shares DIVCON Leaders Dividend ETF LEAD Reality Shares DIVCON Dividend Defender ETF DFND Reality Shares DIVCON Dividend Guard ETF GARD